CONDOR HOSPITALITY TRUST UPDATES ACTIONS TAKEN IN RESPONSE TO CHANGES IN ECONOMIC AND INDUSTRY CONDITIONS RELATING TO COVID-19

Condor Hospitality Trust (NYSE: CDOR) (“Condor”), owner of high-quality upper midscale and upscale hotels primarily located in secondary markets, today provided an update on measures taken to mitigate the impact on Condor and its hotels operations of recent changes in the general economic and industry conditions relating to COVID-19.  Financial markets have been disrupted and there has been an industry-wide falling off of hotel occupancies. As a result, Condor is taking actions at the corporate and hotel levels including, but not limited to:

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Amending its Bank Credit Facility to provide extensions options out to March 1, 2022, waivers / modifications of certain covenants, and establishment of interest reserves for near term debt service payments as necessary.

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Asset management working with hotel management companies to reduce all hotels operating expenses including, but not limited to, closing off multiple floors, staffing reductions and furloughs, utility consumption reductions, purchasing reductions and eliminations, contract services reductions and eliminations, food services closures, exercise facilities closures, and certain reduction and elimination of certain marketing expenditures.

•	Seeking potential alternative revenue sources through health care providers, government agencies, universities and airlines.
•	Applications by Condor and its hotel operators for Paycheck Protection Program loans authorized under the recently congressionally approved CARES Act.
•	Seeking potential recovery of certain losses through insurance coverage.
•	Pursuing corporate cost reductions, including staffing reductions resulting in an approximately 20% decrease in non-consulting expenses compared to historical operations.
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With its Bank Credit Facility amended, representing over 53% of Condor’s loans, Condor has approached three of its remaining lenders for potential modifications to provide interest reserves or accruals during the second quarter.  Two lenders representing approximately 26% of Condor’s loans have agreed, while discussions are in process with the third lender representing approximately 15% of Condor’s loans.

•	Capital improvement projects have been suspended except for emergency circumstances and will remain on hold for immediate future, with the potential for the suspension to continue through 2020.

“The continuing support of the Bank Credit Group and our other lenders is greatly appreciated during this unprecedented period with severe disruption and widespread uncertainty in the markets and our own industry.” stated J. William Blackham, Condor’s Chief Executive Officer.  He went on to add “After a comprehensive review of all of our hotels, the market conditions where located, and near term projections, Condor has ceased temporarily operations at two of its hotels and continues to monitor status of three additional hotels that are potential candidates to be temporarily closed.  Since our portfolio is comprised of select service hotels, we have been able to adjust operations quickly to existing conditions and will be able to re-open any closed hotels quickly and efficiently when market conditions justify commencing operations, however, our current mission is to continue to take actions to contain costs and maintain adequate liquidity.”

About Condor Hospitality Trust, Inc.

Condor Hospitality Trust, Inc. (NYSE American: CDOR) is a self-administered real estate investment trust that specializes in the investment and ownership of upper midscale and upscale, premium-branded, select-service, extended-stay, and limited-service hotels in the top 100 Metropolitan Statistical Areas (“MSAs”) with a particular focus on the top 20 to 60 MSAs.  The Company currently owns 15 hotels in 8 states.  Condor’s hotels are franchised by a number of the industry’s most well-regarded brand families including Hilton, Marriott, and InterContinental Hotels.

Forward-Looking Statement

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include all statements that are not historical facts, and in some cases, can be identified by the use of forward-looking terminology such as “may”, “will”, “expect”, “intend”, “anticipate”, “estimate”, “believe”, “continue”, “project”, “plan”, the negative version of these words or other similar expressions.  Readers are cautioned not to place undue reliance on any such forward-looking statements.

These forward-looking statements are based on assumptions that management has made in light of experience in the business in which the Company operates, as well as management’s perceptions of historical trends, current conditions, expected future developments, and other factors believed to be appropriate under the circumstances. These statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control), and assumptions. Management believes that these forward-looking statements are based on reasonable assumptions.

Factors which could have a material adverse effect on the Company’s operations and future prospects include, but are not limited to, changes in economic conditions generally and the real estate market specifically, legislative/regulatory changes (including changes to laws governing the taxation of real estate investment trusts), availability of capital, risks associated with debt financing, interest rates, competition, supply and demand for hotel rooms in the Company’s current and proposed market areas, policies and guidelines applicable to real estate investment trusts, risks related to uncertainty and disruption in global economic markets as a result of COVID-19 (commonly referred to as the coronavirus), and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.  These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference herein.  The Company cautions readers not to place undue reliance on any forward-looking statements included in this press release which speak only as of the date of this press release, and disclaims a duty to provide an update to forward-looking statements, whether as a result of new information, future events or other occurrences.